UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 19, 2015
Date of Report
(Date of earliest event reported)

American Spectrum Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16785	52-2258674
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2401 Fountain View, Suite 750, Houston, Texas 77057
(Address of principal executive offices) (Zip Code)
(713) 706-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 19, 2015, American Spectrum Realty, Inc., a Maryland corporation (the “Company”) received a letter indicating that the staff of  NYSE Regulation, Inc. (“NYSE Regulation”) has determined to commence proceedings to delist the Company’s common stock from the NYSE MKT LLC (the “NYSE MKT”).  Trading in the Company’s common stock has been halted on a continuous basis since NYSE Regulation initiated a trading halt on April 15, 2014.   Trading in the Company’s common stock was immediately suspended intra-day on February 19, 2015.  As determined by NYSE Regulation, the suspension is the result of:

●	the Company’s inability to complete its outstanding SEC filings, per Sections 134 and 1101 of the NYSE MKT Company Guide (the “Company Guide”);

●

the financial condition of the Company, which is so impaired that it appears questionable, in the opinion of the NYSE MKT, as to whether the Company will be able to continue operations and/or meet its obligations as they mature, per Section 1003(a)(iv) of the Company Guide; and

●	the Company’s failure to timely disclose corporate events per Section 1003(d) of the Company Guide.

As previously disclosed on November 14, 2014 and January 8, 2015, the Company had submitted plans to the NYSE MKT outlining steps to regain compliance with the requirements of the Company Guide and the NYSE MKT had granted the Company a period through February 19, 2016 for the Company to regain compliance as outlined in its plans of compliance, so long as the Company made progress consistent with such plans.  However, due to the financial condition of the Company, the Company was unable to make progress consistent with such plans, and accordingly, the Board has determined it to be in the best interest of the Company and its shareholders to not appeal NYSE Regulation’s delisting determination.

Currently, the Company’s shares of common stock are quoted on the Pink Sheets, LLC under the symbol “AQQS”.

On February 25, 2015, the Company issued a press release regarding Item 3.01, described above.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)     Exhibits.

Exhibits	Description
99.1	Copy of Press Release issued by the Company on February 25, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SPECTRUM REALTY, INC.

		By:	/s/ William J. Carden
William J. Carden
Chairman of the Board, President
and Chief Executive Officer

Date:	February 25, 2015